                                                                  EXHIBIT (A)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                       of

                             Marcam Solutions, Inc.
                                       at

                              $7.50 Net Per Share
                                       by

                              M Merger Sub, Inc.,
                      a direct wholly owned subsidiary of

                              M ACQUISITION CORP.,
                     an indirect wholly owned subsidiary of

                                  INVENSYS PLC
                            ------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 30, 1999, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTIONS 12 AND 14.
                            ------------------------

THE BOARD OF DIRECTORS OF MARCAM SOLUTIONS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.
                            ------------------------
                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares (as hereinafter defined) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing the tendered Shares, and all other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender such Shares.

A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------
                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
June 3, 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
   1. Terms of the Offer..............    4
   2. Acceptance for Payment and
      Payment for Shares..............    5
   3. Procedure for Tendering
     Shares...........................    6
   4. Withdrawal Rights...............    8
   5. Certain Federal Income Tax
      Consequences....................    9
   6. Price Range of Shares;
      Dividends.......................    9
   7. Effect of the Offer on the
      Market for Shares; Stock
      Quotation; Exchange Act
      Registration and Margin
      Securities......................   10
   8. Certain Information Concerning
      the Company.....................   11
   9. Certain Information Concerning
      Parent, Purchaser and Offeror...   14

                                        PAGE
                                        ----
10. Source and Amount of Funds........   15
11. Background of the Offer...........   15
12. Purpose of the Offer and the
    Merger; Plans for the Company; The
    Transaction Documents.............   16
13. Dividends and Distributions.......   29
14. Certain Conditions to the Offer...   30
15. Certain Regulatory and Legal
    Matters...........................   31
16. Fees and Expenses.................   32
17. Miscellaneous.....................   33
Schedule I -- Certain Information
  Concerning the Directors and
  Executive Officers of Parent,
  Purchaser and Offeror...............  I-1

To the Holders of Common Stock of
MARCAM SOLUTIONS, INC.:

                                  INTRODUCTION

     M Merger Sub, Inc., a Delaware corporation ("Offeror"), and a direct wholly owned subsidiary of M Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Invensys plc, a public limited company organized under the laws of England and Wales ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), together with the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Marcam Solutions, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Amended and Restated Rights Agreement, dated as of September 18, 1998, as amended through the date hereof (the "Rights Agreement"), between the Company and BankBoston, N.A., as Rights Agent, and are currently evidenced by and trade with certificates evidencing the Common Stock. See Section 12 for a brief discussion of the Rights Agreement and its application to the Offer and the Merger (as hereinafter defined).

     Each of Offeror and Purchaser is a corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. For information concerning Parent, see Section 9.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated (the "Dealer Manager"), which is acting as Dealer Manager, Bankers Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     BROADVIEW INTERNATIONAL LLC, THE COMPANY'S FINANCIAL ADVISOR (THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS ITS WRITTEN OPINION DATED MAY 25, 1999 TO THE EFFECT THAT, AS OF SUCH DATE, THE CASH CONSIDERATION OF $7.50 PER SHARE TO BE RECEIVED BY THE HOLDERS OF THE SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (SUCH CONDITION, THE "MINIMUM CONDITION," AND SUCH SHARES, THE "MINIMUM SHARES"). SEE SECTIONS 12 AND 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 27, 1999 (the "Merger Agreement"), among Parent, Purchaser, Offeror and the Company, pursuant to which, as promptly as practicable following the later of the consummation of the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company. Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). Offeror also has the right to assign its rights under the Merger Agreement to a wholly owned subsidiary or subsidiaries of Parent. In the Merger, each outstanding Share (other than Shares held by the Company or owned by Parent, Purchaser or Offeror and other than Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law) will be converted into the right to receive $7.50, without interest thereon, in cash (the "Merger Consideration") and the Company will become a direct wholly owned subsidiary of Purchaser and an indirect wholly owned Subsidiary of Parent. See Section 12.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by Offeror to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

     If by 12:00 Midnight, New York City time, on Wednesday, June 30, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that, so long as the Merger Agreement is in effect and the Offer conditions are not satisfied on any scheduled expiration date of the Offer, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 30 business days after commencement of the Offer, Parent, Purchaser and Offeror shall extend the Offer from time to time, until such conditions are satisfied or waived, provided that Parent, Purchaser and Offeror shall not be required to extend the Offer beyond the date that is 30 business days after the commencement of the Offer.

     There can be no assurance that Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Offeror under such rules or the manner in which Offeror may choose to make any public announcement, Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the Merger Agreement, Offeror has agreed that, it will not, without the prior consent of the Company, extend the Offer if all of the Offer conditions are satisfied or waived, except that Offeror may, without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to Offeror's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, such extension not to exceed such time as Offeror shall reasonably conclude is necessary for all such conditions to be satisfied or waived, (ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer, and (iv) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, but only if Offeror waives all Offer conditions, for an aggregate period of not more than 10 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. In addition, Offeror has agreed that, without the prior written consent of the Company, it will not (i) waive or increase the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) change the form of consideration payable in the Offer, or (v) amend, modify or add to the conditions of the Offer (including the conditions described in Section 14) or the Offer in any manner adverse to the holders of Shares.

     If Offeror extends the Offer, or if Offeror (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Offeror's rights under the Offer, the Depositary may retain tendered Shares on behalf of Offeror, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Offeror to delay the payment for Shares that Offeror has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Company, the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Based on the representations and warranties of the Company contained in the Merger Agreement and information provided by the Company, as of May 27, 1999,
(i) 7,818,087 Shares were outstanding, (ii) 500,000 Shares were reserved for issuance upon the exercise of outstanding warrants (all of which warrants have exercise prices above $7.50 per share), (iii) 2,336,540 Shares were reserved for issuance upon the exercise of outstanding employee and non-employee director and other stock options (1,457,364 of which options have exercise prices above $7.50 per share) and (iv) approximately 67,267 Shares were expected to be issued pursuant to the Company's employee stock purchase plan. In addition, the Company has offered to grant to each of two new employees options to purchase 5,000 Shares. Pursuant to the Merger Agreement, to the extent that the per share exercise price of any option or warrant exceeds $7.50, such option or warrant will be cancelled at the Effective Time (as hereinafter defined) and the holder of such option or warrant will not receive any consideration therefor.

     Based on the foregoing, the Minimum Condition will be satisfied if 5,365,948 Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement. For purposes of the Merger Agreement, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including without limitation, pursuant to the Company's stock option plans and stock purchase plans (the "Stock Option Plans").

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under the General Corporation Law of the State of Delaware ("Delaware Law") and the Company's Certificate of Incorporation, the stockholder vote necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares, including Shares held by Offeror and its affiliates. Accordingly, if Offeror acquires a majority of the outstanding Shares, Offeror will have the voting power required to approve the Merger without the affirmative vote of any other stockholders of the Company. Furthermore, if Offeror acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, Offeror intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. The Merger Agreement is more fully described in Section 12.

     Concurrently with the execution and delivery of the Merger Agreement, General Atlantic Partners 32, L.P., General Atlantic Partners 21, L.P., and GAP Coinvestment Partners, L.P. (collectively, the "Major Stockholder"), which has beneficial ownership (as defined pursuant to Rule 13d-3 of the Exchange Act) with respect to 2,000,000 Shares, and directors and officers of the Company (the "Directors and Officers"), who collectively have beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of 848,107 Shares, entered into a Tender and Option Agreement, dated as of May 27, 1999 (the "Tender and Option Agreement"), with Purchaser and Offeror. The Major Stockholder and the Directors and Officers beneficially own (as defined pursuant to Rule 13d-3 of the Exchange
Act) 31.5% of the Shares (21.6% of the Shares on a fully diluted basis if all options and warrants with exercise prices above $7.50 are excluded). Pursuant to the Tender and Option Agreement, the Major Stockholder and the Directors and Officers have agreed, among other things, to tender promptly the Shares held by them pursuant to the Offer, and not to withdraw any such Shares, upon the terms and subject to the conditions set forth therein.

     The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Merger Agreement and in the Schedule 14D-9, in connection with the Company's entering into the Merger Agreement, the Board of Directors authorized an amendment to the Rights Agreement so that the Rights Agreement shall not be applicable to the purchase of the Shares pursuant to the Offer, the Merger, the Tender and Option Agreement or the consummation of the other transactions contemplated by the Merger Agreement. If the Rights Agreement had not been so amended, a distribution of Rights certificates separate from the Common Stock might have resulted from the Offer, the Merger Agreement or the Tender and Option Agreement or any of the respective transactions contemplated thereby.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE CONDITIONS TO THE OFFER. CERTAIN OF THESE RISK FACTORS, AS WELL AS ADDITIONAL RISKS AND UNCERTAINTIES, ARE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE COMMISSION.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 30, 1999, unless and until Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, Offeror reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company is providing Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, as soon as practicable after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of Offeror, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depositary Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Offeror and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Offeror is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Offeror's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Offeror reserves the right to transfer or assign, in whole or from time to time in part, to any of its affiliates (including Purchaser or Parent), the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). In all other cases, all signatures on the

Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Offeror as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 27, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding. Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Purchaser, Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after July 30, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.

If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror in its sole discretion, which determination will be final and binding. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, REGULATIONS ISSUED THEREUNDER, JUDICIAL DECISIONS AND ADMINISTRATIVE RULINGS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS OR NON-US. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE DISSENTER'S RIGHTS IN THE MERGER.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" as discussed in Section 3.

6.  PRICE RANGE OF SHARES.

     The fiscal year ended September 30, 1998 marked the first full year of operations for the Company since its spin-off from Marcam Corporation. Marcam Corporation distributed all of its ownership interest in the Company by means of a distribution on July 29, 1997 to its stockholders of record on July 23, 1997.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "Company Form 10-K") and information supplied to Offeror by the Company, the Shares were approved for listing on the National Association of Securities Dealers Automated Quotation National Market System

("NASDAQ/NMS") under the trading symbol "MRCM" on July 30, 1997. Prior to such date, the Company was a wholly owned subsidiary of Marcam Corporation. The Company has never paid or declared cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low closing bid prices per Share on the NASDAQ/NMS for the applicable periods.

                                                              HIGH      LOW
                                                              ----      ---
Fiscal 1997
  Fourth Quarter............................................  $ 11 3/8  $  5

Fiscal 1998

  First Quarter.............................................  $ 11 1/4  $  6 1/2
  Second Quarter............................................     8 3/4     5 5/16
  Third Quarter.............................................    19 1/2     7 15/16
  Fourth Quarter............................................    19         7 1/2

Fiscal 1999

  First Quarter.............................................  $  9      $  4 3/4
  Second Quarter............................................     6 1/4     2 5/8
  Third Quarter(through June 2, 1999).......................     7 9/32    1 7/8

     On May 26, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as reported on the NASDAQ/NMS was $3 3/4. On May 18, 1999, the closing sales price per Share as reported on the NASDAQ/NMS was $2 1/2. On June 2, 1999, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the NASDAQ/NMS was $7.25 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     The Shares are currently listed and traded on the NASDAQ/NMS, which constitutes the principal trading market for the Shares. Depending upon the number of shares purchased pursuant to the Offer, the Shares many no longer meet the requirements of the NASD for continued inclusion on the NASDAQ/NMS, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, have at least 2 market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have at least 4 market makers and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the NASDAQ/NMS were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Purchaser intends to seek delisting of the Shares from the NASDAQ/NMS and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NASDAQ/NMS and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Purchaser, Offeror, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to Parent, Purchaser or Offeror.

     The Company is a Delaware corporation with its principal place of business located at 95 Wells Avenue, Newton, Massachusetts 02459. According to the Company Form 10-K, the Company develops, globally markets, implements, and supports enterprise resources planning (ERP) software applications designed exclusively for process manufacturers and enterprise asset management (EAM) software for all capital-intensive industries. The Company's mission is to provide process manufacturing companies with specialized, agile business solutions that enable them to achieve process operational excellence while realizing low total cost of ownership, and to provide best-of-breed asset management solutions to industries that must protect and optimize their capital investments.

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                             MARCAM SOLUTIONS, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED SEPTEMBER 30,
                                 ----------------------------------------------------------------
                                   1998        1997(F)       1996(F)       1995(F)       1994(F)
                                   ----        -------       -------       -------       -------
STATEMENT OF OPERATIONS DATA:
Total revenues.................  $124,520      $163,880      $201,424      $202,332      $172,876
Loss before income tax expense
  and extraordinary item.......    (4,425)(A)   (38,674)(B)   (21,740)(C)   (31,723)(D)    (1,756)
Net loss.......................    (5,525)(A)   (46,883)(B)   (26,326)(C)   (34,357)(D)    (1,018)
Net loss per share(E)..........     (0.73)(A)     (7.77)(B)     (4.63)(C)     (6.10)(D)     (0.18)
Weighted average number
  of basic and diluted shares
  outstanding(E)...............     7,580         6,035         5,692         5,634         5,514

                                                          SEPTEMBER 30,
                                 ----------------------------------------------------------------
                                   1998          1997        1996(F)       1995(F)       1994(F)
                                   ----          ----        -------       -------       -------
BALANCE SHEET DATA:
Total assets...................  $ 69,502      $ 77,869      $132,202      $146,852      $128,948
Total long-term obligations....       218         1,012        26,526        26,359        35,483
Total stockholders' equity.....    17,202        20,862        11,674        26,646        38,126

------------
(A) Fiscal 1998 results include a restructuring charge reversal of $1,896, or $0.25 per diluted share.

(B) Fiscal 1997 results include restructuring charges of $19,175, or $3.18 per diluted share, and an extraordinary loss from early extinguishment of debt of $3,009, or $.50 per diluted share.

(C) Fiscal 1996 results include restructuring charges of $10,600, or $1.86 per diluted share, and a litigation settlement of $3,250, or $.57 per diluted share.

(D) Fiscal 1995 results include a restructuring charge of $28,756, or $5.10 per diluted share.

(E) Historical weighted average shares outstanding and net loss per share have been restated for the Distribution, which has been presented in part as a 2-for-1 reverse stock split occurring on July 29, 1997.

(F) See Note 2 of Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations "Distribution" in the Company Form 10-K with respect to the fiscal year ended September 30, 1998 for discussion of the Distribution that occurred on July 29, 1997, which is presented in part as a disposal of the business, assets and liabilities of the Company's MAPICS product line. Consequently, the Statement of Operations Data for the years ended, and the Balance Sheet Data as of, September 30, 1996, 1995 and 1994 includes results related to the MAPICS business, and the Statement of Operations for the year ended September 30, 1997 includes ten months of results related to the MAPICS business.

                                                            SIX MONTHS ENDED
                                                               MARCH 31,
                                                           -------------------
                                                            1999        1998
                                                            ----        ----
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Total revenues...........................................  $55,215     $59,157
Loss before income tax expense...........................  (20,602)(A)  (2,223)
Net loss.................................................  (21,077)(A)  (3,323)
Net loss per share.......................................    (2.71)(A)   (0.44)
Weighted average number of basic and diluted shares
  outstanding............................................    7,773       7,505

                                                               MARCH 31,
                                                          -------------------
                                                            1999       1998
                                                            ----       ----
BALANCE SHEET DATA (UNAUDITED):
Total assets............................................  $ 49,022    $71,923
Total long-term obligations.............................       162        297
Total stockholders' equity..............................    (4,517)    17,632

---------------
(A) Six months ended March 31, 1999 results include a restructuring charge of $3,237, or $0.42 per diluted share.

  CERTAIN COMPANY PROJECTIONS.

     To the knowledge of Parent, Purchaser and Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections.

     The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section 8.

     The Projections included preliminary operating Projections for the Company for the calendar years 1999 and 2000 (the Company reports its financial results based on a September 30 fiscal year end) developed by the Company's senior management predicated on their then preliminary assumptions for macroeconomic conditions, gross profits and operating expenses. The Company's calendar year 1999 Projections estimated revenues of $131.7 million, total costs of goods sold of $64.3 million, total gross profit of $67.4 million and an operating loss before restructuring and after charges of $4.5 million. The Company's calendar year 2000 Projections which the Company has informed the Offeror are highly preliminary and speculative, estimated revenues of $164.4 million, total costs of goods sold of $72.4 million, total gross profit of $92.0 million and an operating profit of $20.7 million.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT, PURCHASER OR OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER OR OFFEROR OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO

BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT HE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER OR OFFEROR AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, PURCHASER OR OFFEROR AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  AVAILABLE INFORMATION.

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING PARENT, PURCHASER AND OFFEROR.

     Parent is a global electronics and engineering company created by the merger of BTR plc and Siebe plc on February 4, 1999. Operating through over 500 companies and employing over 120,000 people, Parent is a worldwide leader in automation and controls. More than 75% of Parent's business is controls and automation based, with products ranging from advanced control systems for automating industrial plants and controlling the environments of buildings, to electronic devices found in many domestic and commercial appliances. For the year ended March 31, 1999, Parent had revenues of approximately L9.41 billion and losses after tax of approximately L95 million. Parent's stockholders' equity at March 31, 1999 was approximately L2.14 billion with approximately L748 million of cash and cash equivalents. As of March 31, 1999, the exchange ratio was US$1.61 to L1.00. Parent's offices are located at Carlisle Place, London SW1P 1BX, England.

     Each of Purchaser and Offeror is a Delaware corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The offices of Purchaser and Offeror are located at 33 Commercial Street, Foxboro, MA 02035. Parent indirectly owns all the outstanding capital stock of Purchaser which, in turn, directly owns all the outstanding capital stock of Offeror. It is not anticipated that, prior to the consummation of the Offer and the Merger, Purchaser or Offeror will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof.

     For certain information concerning the directors and executive officers of the Parent, Purchaser and Offeror, see Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase: (i) none of Parent, Purchaser, Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, Purchaser nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, Purchaser nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since October 1, 1995, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, Purchaser, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent, Purchaser or Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since October 1, 1995, there have been no contacts, negotiations or transactions between any of Parent, Purchaser, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent, Purchaser, Offeror or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     None of Parent, Purchaser or Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11. Each of Parent, Purchaser and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Offeror to purchase all of the Shares and to cancel all of the Options with exercise prices below $7.50 per share and Purchase Rights pursuant to the Offer and the Merger (assuming all such Options are exercised prior to the Effective Time) and to pay related fees and expenses is expected to be approximately $68,000,000. Offeror intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's existing working capital.

11.  BACKGROUND OF THE OFFER.

     On May 17, 1999, Roy H. Slavin, President of Wonderware Corporation, an affiliate of Parent, contacted Jonathan Crane, President and Chief Executive Officer of the Company to discuss a possible acquisition of the Company by an affiliate of Parent and to arrange a meeting on May 18, 1999 in Boston, Massachusetts. Additionally, on May 17, 1999, Parent and the Company executed a Confidentiality Agreement.

     On May 18, 1999, Mr. Crane, along with various other representatives of the Company and Broadview International, LLC, delivered a presentation relating to the possible acquisition of the Company by Parent to various senior officers of Parent and its affiliates.

     On May 19 and May 20, 1999, Parent and its outside counsel and accountants held additional meetings in Newton, Massachusetts with the Company and its outside counsel and accountants with respect to legal, business, accounting and financial issues and to negotiate a possible purchase price.

     On May 21, 1999, after additional negotiations regarding the purchase price, the Company and Parent signed a nonbinding letter agreement (the "Letter Agreement") pursuant to which the per share purchase price would be $7.50 in cash, subject to, among other things, the completion of due diligence, the negotiation of a definitive acquisition agreement and the execution of customary support agreements by the principal stockholders of the Company. The Letter Agreement contained, among other things, a prohibition on the solicitation of alternative acquisition proposals for a limited period of time.

     On May 22, 1999, Parent's outside counsel delivered drafts of a Merger Agreement and a Tender and Option Agreement to the Company and its outside counsel. On May 23, the Company's outside counsel distributed to Parent's outside counsel initial comments to the Merger Agreement and the Tender and Option Agreement.

     From May 24, 1999 to the early morning of May 27, 1999, Parent and its outside counsel continued to conduct legal and business due diligence and to negotiate the terms of the transaction documents relating to the acquisition of the Company. On the early morning of May 27, 1999, the Merger Agreement and the Tender and Option Agreement were executed, and Parent and the Company issued a joint press release on May 27, 1999, announcing the execution of these agreements.

     Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE TRANSACTION DOCUMENTS.

  PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned by it by consummating the Merger. In the Merger, each outstanding Share (other than Shares held by the Company as treasury stock, or owned by Parent, Purchaser or Offeror and other than Shares held by stockholders who perfect appraisal rights, if any, under the Delaware
Law), will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly owned subsidiary of Purchaser.

     The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under the Delaware Law and the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, Parent would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

  PLANS FOR THE COMPANY

     If and to the extent that the Purchaser acquires control of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things and subject to the terms of the Merger Agreement, changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization, management or dividend policy.

     Except as noted in this Offer to Purchase, Offeror, Purchaser and Parent have no present plans nor proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board of Directors.

  THE TRANSACTION DOCUMENTS

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent, Purchaser and Offeror have expressly reserved the right to waive certain conditions of the Offer, but without the prior written consent of the Company, Offeror has agreed not to (i) waive or increase the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, modify or add to the conditions of the Offer or the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Offeror may, without the consent of the Company, extend the Offer at any time and from time to time (A) if at the then scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, such extension not to exceed such time as Offeror shall reasonably conclude is necessary for all such conditions to be satisfied or waived; (B) for any period required by any statute or rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; (C) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (D) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, but only if Offeror waives all Offer conditions, for an aggregate period of not more than 10 business days (for all such extensions under this clause (D)) beyond the latest expiration date that would be permitted under clause (A), (B) or (C) of this sentence. So long as the Merger Agreement is in effect and the Offer conditions are not satisfied on any scheduled expiration date of the Offer, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 30 business days after commencement of the Offer, Parent, Purchaser and Offeror shall extend the Offer from time to time, until such conditions are satisfied or waived, provided that Parent, Purchaser and Offeror shall not be required to extend the Offer beyond the date that is 30 business days after the commencement of the Offer.

     Consideration to be Paid in the Merger. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the Delaware Law, Offeror shall be merged with and into the Company and the separate existence of Offeror will cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of Purchaser. In the Merger, each share of common stock, $.01 par value per share, of Offeror outstanding immediately prior to the time of filing of a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware, or such later time as is agreed by the parties (the "Effective Time"), shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or Offeror or held by the Company, all of which shall be cancelled, and Shares held by stockholders who perfect appraisal rights under Delaware law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the Delaware Law) the closing of the Merger shall occur as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in Article 7 of the Merger Agreement.

     Treatment of Stock Options and Warrants. The Merger Agreement provides that all options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any of the Stock Option Plans, whether or not then exercisable, and all warrants to acquire Shares (individually, a "Warrant" and collectively, "Warrants") outstanding immediately prior to the Effective Time, whether or not then exercisable, and all rights (individually a "Purchase Right" and collectively, the "Purchase Rights") to purchase shares of Common Stock under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") shall be cancelled. Promptly after the Effective Time, each holder of an Option or Warrant shall be entitled to receive from the Surviving Corporation, for each Share subject to an Option or Warrant, whether or not then exercisable, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each Option or Warrant. To the extent that the per share exercise price of any Option or Warrant exceeds the Merger Consideration, at the Effective Time, such Option or Warrant shall be cancelled and the holder of such Option or Warrant shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Surviving Corporation. All amounts payable in respect of Options and Warrants shall be subject to all applicable withholding of taxes. Additionally, promptly after the Effective Time, each holder of a Purchase Right shall be entitled to receive from the Surviving Corporation the Merger Consideration for each Purchase Right, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each Purchase Right. The Company has agreed to take all actions as may be necessary to effect the foregoing.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of Shares purchased by Purchaser or Offeror bears to the number of Shares outstanding, rounded up to the next whole number, but rounded down if rounding up would cause Purchaser's representatives to constitute the entire Board of Directors, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and will cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its best efforts to cause such individuals designated by Parent to constitute the same percentage of
(i) each committee of the Board of Directors, (ii) the board of directors of each subsidiary of the Company, and (iii) each committee of each such subsidiary's board of directors. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act.

     Stockholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board of Directors, shall (i) call, as promptly as practicable following the consummation of the Offer, a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholder Meeting as soon as practicable after the purchase of Shares pursuant to the Offer and (iii) recommend to its stockholders the approval of the Merger. At the Stockholder Meeting, Parent shall cause all the Shares then owned by Parent, Purchaser, Offeror and any of their subsidiaries or affiliates to be voted in favor of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Offeror, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding Shares, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and, subject to certain limitations, the qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal ("Governmental Entity");
(iv) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding, the number of shares reserved for issuance on the exercise of options and similar rights to purchase shares; (v) the identity, ownership and capitalization of each of the Company's subsidiaries and ownership by the Company and its subsidiaries of interests or investments in entities other than subsidiaries of the Company or its subsidiaries; (vi) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vii) compliance with the Securities Act and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since September 30, 1997, each in the form (including exhibits and any amendments thereto) filed with the

Commission (collectively, the "Company Reports") and the financial statements included therein filed by the Company with the Commission, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act and any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto; (viii) subject to certain exceptions and limitations, the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation"); (ix) the absence of certain changes or effects; (x) certain tax matters; (xi) certain employee benefit and ERISA matters; (xii) certain labor and employment matters; (xiii) certain fees in connection with the transactions contemplated by the Merger Agreement; (xiv) certain matters relating to the Company's intellectual property; (xv) subject to certain limitations, the possession by the Company and its subsidiaries of necessary franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders; (xvi) certain environmental matters; (xvii) subject to certain exceptions and limitations, title to assets; (xviii) certain insurance policy matters; (xix) material contracts of the Company and its subsidiaries; (xx) the opinion of the Financial Advisor; (xxi) state takeover statutes; (xxii) the required vote of stockholders of the Company with respect to the transactions contemplated by the Merger Agreement; (xxiii) the Rights Agreement and (xxiv) year 2000 and euro compliance.

     Parent, Purchaser and Offeror and have also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Parent, Purchaser and Offeror; (ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by Parent, Purchaser and Offeror and the absence of any violations, breaches or defaults which would result from compliance by Parent, Purchaser and Offeror with any provision of the Merger Agreement; (iv) the interim operations of Offeror; (v) the sufficiency of funds available to Parent, Purchaser and Offeror for the consummation of the Offer and the Merger; and (vi) the lack of beneficial ownership by Parent, Purchaser or Offeror of any Shares.

     Conduct of the Merger. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its subsidiaries to: (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof, notify Purchaser of the existence of any breach of any representation or warranty contained in the Merger Agreement (or, in the case of any representation and warranty that makes no reference to Material Adverse Effect (as defined in the Merger Agreement), any breach of such representation and warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement no longer to be true and correct (or in the case of any representation and warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and
(iv) promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date of the Merger Agreement and monthly financial statements for the Company and its subsidiaries for and as of each month end subsequent to the date of the Merger Agreement.

     The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its subsidiaries to, (i) amend its certificate of incorporation or by-laws; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of shares of Common Stock in respect of any exercise of Options or Warrants outstanding on the date of the Merger Agreement and disclosed to Purchaser or pursuant to the Purchase Plan) or any of the subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative securities in respect of the foregoing); (iii) effect any stock split or otherwise change its capitalization as it exists on the date of the Merger Agreement; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the terms of such unexercisable options);
(v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a subsidiary); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries; (vii) sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries), except the sale or disposition of inventory or the license of the Company's products in the ordinary course of business or the sale, lease or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its subsidiaries, taken as a whole; (viii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (ix) incur or assume any long-term or short-term debt for borrowed money, including debt under the Company's existing credit agreement; provided that, upon the written consent of Purchaser (which consent shall not be unreasonably withheld), the Company may incur or assume debt under its existing credit agreement at any time after 75 days after the date of the Merger Agreement; (x) subject to certain exceptions, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other person except obligations (other than debt) of the subsidiaries of the Company; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other person; (xii) grant any stock-related or performance awards; (xiii) enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees; (xiv) except to the extent required by Law, adopt or amend in any material respect any material employee benefit plan or arrangement;
(xv) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except as set forth in the Merger Agreement; (xvi) permit any insurance policy naming the Company or any subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (xvii) settle or compromise any pending or threatened litigation; (xviii) make any tax election or settle any tax liability other than settlements involving solely the payment of money (without admission of liability) not to exceed $50,000; or (xix) agree in writing or otherwise to take any of the foregoing actions.

     Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the closing date of the Merger, the Company shall, and shall cause its subsidiaries to, (i) give Purchaser and its authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to the Merger Agreement shall affect any representations or warranties made by the Company therein or the conditions to the obligations of Parent, Purchaser and Offeror to consummate the transactions contemplated thereby.

     No Solicitation. The Company has agreed in the Merger Agreement that from the date of the Merger Agreement to the Effective Time or termination of the Merger Agreement in accordance with Article 8 thereof, neither it nor any of its subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) ("Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (other than pursuant to Options, Warrants and Purchase Rights) of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its subsidiaries to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform such parties of the obligations undertaken under Section 6.1 of the Merger Agreement; and (c) that it will notify Purchaser immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that these provisions shall not prohibit the Company or its subsidiaries or its Representatives, upon approval by the Board of Directors of the Company, from (i) prior to the acceptance for payment of Shares pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of substantially all of the assets of the Company, a business combination or other similar transaction, if, and only to the extent that, (A) such proposal was not solicited, encouraged or knowingly facilitated by the Company, its subsidiaries or their agents in violation of Section 6.1 of the Merger Agreement or the Letter Agreement, (B) such proposal is not subject to the receipt of any necessary financing, unless the Board of Directors has determined in good faith, based on the advice of the Financial Adviser or other nationally recognized investment banking firm, that such proposal is readily financeable, and involves consideration that provides a higher value per share than the Merger Consideration, (C) the Board of Directors of the Company determines in good faith after receiving a written opinion from outside counsel that the failure to take such action would be a violation by the Board of Directors of its fiduciary duties to stockholders imposed by Law and (D) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal. Additionally, the Merger Agreement requires the Company to keep Purchaser immediately informed of the status of any such discussions or negotiations permitted pursuant to the previous sentence (including the identity of such person or entity and the terms of any proposal).

     Fees and Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

     The Merger Agreement provides that, under certain circumstances, the Company shall (a) pay to Purchaser a fee equal to $3,000,000 (the "Termination Fee"). The Company is obligated to pay the Termination Fee under the following circumstances: (i) Purchaser or the Company terminates the Merger Agreement because of the failure of the condition to the Offer that the Company's representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall have been true and correct in all respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), the other representations and warranties made by the Company in the Merger Agreement shall have been true and correct in all material respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date) or the Company shall have not breached and shall have complied in all material respects with any of its obligations under the Merger Agreement; (ii) Purchaser or the Company terminates the Merger Agreement because of the failure of the condition to the Offer that no corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Offeror, shall have acquired beneficial ownership of a majority of the outstanding Shares; (iii) Purchaser or the Company terminates the Merger Agreement because of the failure of the condition to the Offer that the Company's Board of Directors shall not have modified or amended its recommendation of the Offer in any manner adverse to Purchaser or Offeror or shall not have withdrawn its recommendation of the Offer or shall not have recommended acceptance of any Alternative Proposal or shall not have resolved to do any of the foregoing; (iv) the Company terminates the Merger Agreement because of an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger and the Board of Directors determines, after receiving a written opinion from outside counsel, that failure to terminate the Merger Agreement would constitute a violation by the Board of Directors of its fiduciary duties to stockholders imposed by Law, subject to certain provisos that would render such termination right unavailable; or (v) Purchaser terminates the Merger Agreement because the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended its approval or recommendation of the Offer or the Merger in a manner adverse to Purchaser, or shall have resolved to do any of the foregoing. In addition, the Company will be obligated to pay the Termination Fee if an Alternative Proposal shall have been made known to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and thereafter Purchaser or the Company terminates the Merger Agreement as a result of (1) the Effective Time not having occurred on or before November 30, 1999 or
(2) the Offer terminating or expiring on account of the failure of the Minimum Condition to be satisfied prior to the expiration of the Offer; provided, however, that the Termination Fee shall not be payable to Purchaser pursuant to this sentence unless and until within 12 months of such termination the Company or any of its subsidiaries enters into any definitive agreement with respect to any Alternative Proposal or any Alternative Proposal is consummated, in which event the Termination Fee shall be payable upon consummation thereof.

     Other Agreements. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company, Parent, Purchaser and Offeror shall: (a) use their best efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Expiration Date or the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of the Merger Agreement and certain other ancillary documents and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement at the earliest practicable time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of Parent, Purchaser and the Surviving Corporation shall take all such necessary action.

     Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable Law, the Merger Agreement and the Merger shall have been approved by the requisite vote of such holders; and (ii) there shall not have been issued any injunction or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or making such consummation illegal.

     The obligations of Purchaser and Offeror to effect the Merger shall be further subject to the satisfaction or waiver, on or prior to the Effective Time, of the condition that Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer.

     Termination. The Merger Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of the Board of Directors of Purchaser and the Company;

          (b) by Purchaser or the Company:

             (i) if the Effective Time shall not have occurred on or before November 30, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

             (ii) if there shall be any Law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

             (iii) if the Offer terminates or expires on account of the failure of any condition specified in Section 14 without Offeror having purchased any Shares thereunder (provided that the right to terminate the Merger Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of any such condition); or

             (iv) upon a vote at a duly held meeting, or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable Law;

          (c) by the Company if there is an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines in good faith after receiving a written opinion from outside counsel that failure to terminate the Merger Agreement would constitute a violation by the Board of Directors of its fiduciary duties to stockholders imposed by Law; provided, however, that the right to terminate the Merger Agreement in such event shall not be available (i) if the Company has breached its obligations not to solicit an Alternative Proposal, or (ii) if the Alternative Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all Shares at the same time, unless the Board of Directors has determined in good faith, based on the advice of the Financial Advisor or other nationally recognized investment banking firm, that (in the case of clause (x)) the Alternative Proposal is readily financeable and (in the case of clause (y)) that such offer provides a higher value per share than the consideration per share pursuant to the Offer or the Merger, or (iii) if, prior to or concurrently with any purported termination pursuant to this clause (c), the Company shall not have paid the fees contemplated by Section 8.2 of the Merger Agreement, or
     (iv) if the Company has not provided Purchaser and Offeror with three business days prior written notice of its intent to terminate the Merger Agreement and delivered to Purchaser and Offeror a copy of the written agreement embodying the Alternative Proposal in its then most definitive form; and

          (d) by Purchaser if the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended its approval or recommendation of the Offer or the Merger in a manner adverse to Purchaser or shall have resolved to do any of the foregoing.

     Indemnification. The Merger Agreement provides that Purchaser will cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, Purchaser and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 1.5 times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     The Merger Agreement also provides that from and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each, an "Indemnified Party"), in connection with any claim, action, suit, proceeding or investigation (an "Action") arising out of or pertaining to acts or omissions by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, at least to the extent that such Indemnified Party is presently indemnified by the Company. In the event of any such Action, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Purchaser shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

     Purchaser has also agreed to cause the Surviving Corporation promptly to adopt and keep in effect provisions in the Surviving Corporation's certificate of incorporation and by-laws to provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company at least to the extent they are presently indemnified by the Company and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses. Purchaser has also agreed to cause the Surviving Corporation to comply with the terms and conditions of all existing indemnification agreements with the Company's officers and directors.

     Certain Employee Matters. The Merger Agreement provides that the Company shall take such action as is required to cause the current "Payment Period" under the Purchase Plan to terminate on the earlier of the Effective Time and July 23, 1999. If the Offer is consummated on or before the final day of the current Payment Period under the Purchase Plan, the holders of Purchase Rights shall receive from the Company, promptly after the last day of the Payment Period, a cash payment in exchange for each Share issuable upon exercise of such holder's Purchase Rights as of the last day of the Payment Period as set forth in the first sentence hereof, in an amount equal to the Merger Consideration, and each Purchase Right shall terminate automatically upon such payment. If the Offer is not consummated on or before the final day of the current Payment Period, the Purchase Rights will be exercisable solely for Common Stock in accordance with the terms of the Purchase Plan. So long as this Agreement has not been terminated, no additional Payment Period shall begin after the termination of the current Payment Period.

     From and after the Effective Time, the Surviving Corporation and its subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries or group of such officers, directors, employees or consultants which agreements have been previously disclosed to Purchaser.

     The Merger Agreement also provides that, to the extent permitted under applicable law, each employee of the Company or its subsidiaries shall be given credit for all service with the Company or its subsidiaries (or service credited by the Company or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation or Purchaser in which they participate or in which they become participants for purposes of eligibility and vesting (but not benefit accrual), but only to the extent such years of service would have been credited under the relevant plan of Purchaser or its Subsidiaries if the employee had been a similarly situated employee of Purchaser or its Subsidiaries during the relevant period of time.

     Additionally, to the extent that any benefit plan of the Surviving Corporation or any of its subsidiaries in which an employee of the Company or its subsidiaries participates after the Effective Time provides medical or dental benefits, the Surviving Corporation shall cause any eligible expenses incurred by such employee on or before the Effective Time under a similar Company Employee Benefit Plan to be taken into account under the Surviving Corporation or its subsidiaries' plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year. The Surviving Corporation agrees to maintain the Company's Flexible Benefits Plan, as in effect as of the date hereof, through the end of its current plan year.

     Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Parent and Purchaser at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of, or the income tax consequences to, the Company's stockholders thereunder without the approval of such stockholders; provided, however, that any amendment occurring after the election or appointment of Purchaser's designees to the Board of Directors shall require approval of a majority of the directors of the Company then in office, and Purchaser shall ensure that its designees who are serving on the Board of Directors do not vote or take any action to approve any such amendment without the approval of a majority of the directors then in office who are not designated by Purchaser. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Offeror pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

  THE TENDER AND OPTION AGREEMENT.

     The following is a summary of the material terms of the Tender and Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Concurrently with the execution and delivery of the Merger Agreement, the Major Stockholder, which has beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) with respect to 2,000,000 Shares, and the Directors and Officers, who collectively have beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of 848,107 Shares, entered into the Tender and Option Agreement with Purchaser and Offeror. The Major Stockholder and the Directors and Officers beneficially own (as defined pursuant to Rule 13d-3 of the Exchange
Act) 31.5% of the Shares (21.6% of the Shares on a fully diluted basis if all options and warrants with exercise prices above $7.50 are excluded). Pursuant to the Tender and Option Agreement, the Major Stockholder and the Directors and Officers (the "T&O Stockholders") have agreed, among other things, to tender promptly the Shares held by them pursuant to the Offer, and not to withdraw any such Shares, and to various other provisions described below.

     Transfer of the Shares. The Tender and Option Agreement provides that during its term, except as otherwise expressly provided therein, each T&O Stockholder agrees that such T&O Stockholder will not (a) enter into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any lien, any of the Shares, except for
(i) transfers to any spouse or descendant (including by adoption) of such T&O Stockholder, or any trust or retirement plan or account for the benefit of such T&O Stockholder, spouse or descendant; provided any such transferee agrees in writing to be bound by the terms of the Tender and Option Agreement and (ii) transfers by operation of Law; provided that any such transferee shall be bound by the terms of the Tender and Option Agreement, (b) acquire any Shares or other securities of the Company (otherwise than in connection with a transaction in connection with adjustments or by exercising any of the Options, Warrants or Rights), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (d) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of the Company, (e) exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares which may arise with respect to the Merger, or (f) take any other action that would in any way restrict, limit or interfere with the performance of such T&O Stockholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of the Tender and Option Agreement to Purchaser or Offeror.

     Tender of Shares. The Tender and Option Agreement provides that each T&O Stockholder agrees that such T&O Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option is exercised, in which case such withdrawal shall be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such Shares are acquired by such T&O Stockholder if the T&O Stockholder acquires Shares after the date hereof), or, if the T&O Stockholder has not received the Offer documents by such time, within two business days following receipt of such documents, all of the then outstanding Shares beneficially owned by such T&O Stockholder (including the Shares outstanding as of the date of the Tender and Option Agreement and shares issued following the exercise (if any) of the Options, Warrants and Rights.

     Voting Agreement. The Tender and Option Agreement also provides that each T&O Stockholder, (a) agrees to appear (or not appear, if requested by Purchaser or Offeror) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or otherwise cause the Shares such T&O Stockholder beneficially owns to be counted as present (or absent, if requested by Purchaser or Offeror) thereat for purposes of establishing a quorum and to vote or consent, and (b) constitutes and appoints Purchaser and Offeror, or any nominee thereof, with full power of substitution, during and for the term of the Merger Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the Shares such T&O Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company that laws of the State of Delaware and the Commonwealth of Massachusetts may require or permit), in the case of both (a) and (b) above,
(x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Alternative Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and the ancillary documents thereto): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii)(A) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's or any of its subsidiaries' certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or
(D) any other action that is intended, or could be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Option Agreement, the Merger Agreement and the ancillary documents thereto.

     Grant of Purchase Option. The Tender and Option Agreement also provides that each T&O Stockholder grants to Purchaser and Offeror an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after the date hereof by such Stockholder) beneficially owned by the T&O Stockholder at a price per share (the "Exercise Price") equal to the Merger Consideration. The Merger Consideration as it relates to the Options, Warrants and Purchase Rights shall be an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, Warrant or Purchase Right, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each such Option, Warrant or Purchase Right. To the extent that the per share exercise price of any Option, Warrant or Purchase Right exceeds the Merger Consideration, such Option, Warrant or Purchase Right shall be canceled and the T&O Stockholder shall not receive or be entitled to receive any consideration from Purchaser, Offeror or the Company relating thereto. The amount payable shall be subject to all applicable withholding taxes.

     Exercise of Purchase Option. The Tender and Option Agreement provides that the Purchase Option may be exercised by Purchaser or Offeror, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event. A Trigger Event will occur if: (i) the Merger Agreement becomes terminable under circumstances that entitle Purchaser or Offeror to receive the Termination Fee (regardless of whether the Merger Agreement is actually terminated and whether such Termination Fee is then actually paid), (ii) the Offer is consummated but, due to the failure of the T&O Stockholder to validly tender and not withdraw all of the then outstanding Shares beneficially owned by such T&O Stockholder, Purchaser has not accepted for payment or paid for all of such T&O Stockholder's shares of Common Stock, (iii) a tender or exchange offer for at least 20% of the Shares shall have been publicly proposed to be made or shall have been made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or Offeror), or (iv) it shall have been publicly disclosed that (A) any person or "group" (other than Purchaser or Offeror) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company or any of its subsidiaries, or (B) any person or "group" (other than Parent, Purchaser and Offeror) shall have entered into or publicly offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company or any of its subsidiaries.

     Total Profit Remittance. The Tender and Option Agreement provides that in the event that, within 12 months of the exercise of the Purchase Options, Purchaser or Offeror sells, to a third party which is not an affiliate of Purchaser, Shares acquired by means of exercise of the Purchase Options ("Exercise Shares") for an aggregate consideration (the "Aggregate Consideration") greater than the aggregate Exercise Price (the "Aggregate Exercise Price") paid for such Exercise Shares, Purchaser agrees to pay to the T&O Stockholders an amount equal to the excess of the Aggregate Consideration over the Aggregate Exercise Price. The excess of the Aggregate Consideration over the Aggregate Exercise Price shall be distributed to the T&O Stockholders who sold shares to Purchaser or Merger Sub pursuant to the exercise of the Purchase Options in a manner so that each such T&O Stockholder shall have received the same consideration after including such payments for each Share so sold. In addition, in the event that, within 12 months of the exercise of the Purchase Options, Parent, Purchaser or Offeror or any of their affiliates shall consummate a merger or other business combination with the Company, or shall purchase Shares pursuant to a tender offer for all Shares, at a price per share (taking into account any stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares or the like) in excess of the Exercise Price paid for any Shares, Purchaser agrees to pay each T&O Stockholder such excess for each Exercise Share purchased from such T&O Stockholder.

     Representations and Warranties. Under the Tender and Option Agreement, the T&O Stockholders made customary representations and warranties to Purchaser and Offeror, including with respect to their authority to enter into and perform their obligations under the Tender and Option Agreement, the due execution and delivery by the T&O Stockholders of the Tender and Option Agreement and their good title to all of the Shares, free and clear of all encumbrances.

     Each of Purchaser and Offeror has also made customary representations and warranties under the Tender and Option Agreement, including with respect to Purchaser's and Offeror's authority to enter into and perform its obligations under the Tender and Option Agreement, the due execution and delivery by Purchaser and

Offeror of the Tender and Option Agreement, and each of Purchaser's and Offeror's representation that it will not transfer or dispose of the Option Shares except in compliance with the Securities Act.

     Termination. The Tender and Option Agreement will terminate, with respect to any T&O Stockholder, upon the purchase by Purchaser of Offeror of all of the then outstanding Shares beneficially owned by such T&O Stockholder in accordance with Section 6 of the Tender and Option Agreement, and otherwise, upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon, during the continuance of, or after, a Trigger Event; or (iii) 90 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal).

     Arrangement with Mr. Crane. Parent and Jonathan C. Crane, President of the Company, executed a summary of terms with respect to his relationship with the Company and its affiliates after consummation of the Offer.

     This arrangement provides that Mr. Crane will provide consultative assistance on matters involving customers, strategies and organizational matters for 90 days after the completion of the Offer. In consideration for this service, the Company shall, and Parent shall cause the Company to, pay to Mr. Crane $250,000 subject to repayment in full of the loan referred to below. This payment will be made regardless as to whether Mr. Crane becomes an employee or consultant of any other party and thus becomes less available to perform services during such 90-day period. Additionally, Parent and the Company will honor in accordance with its terms Mr. Crane's employment agreement (the "Employment Agreement"), dated December 22, 1998, with the Company, and will pay the amounts due under the Employment Agreement with respect to the termination of Mr. Crane's employment with the Company promptly after consummation of Offer. Furthermore, the loan agreement, dated as of December 22, 1998, between the Company and Mr. Crane, and the promissory note, dated December 22, 1998, relating thereto, will remain in effect through the 90-day period, except that Mr. Crane will not borrow any additional amounts under the loan agreement or the promissory note. At the end of the 90-day period, Mr. Crane will repay the entire principal amount ($410,000) of such loan and all accrued interest on this loan prior to receiving the $250,000 consideration referred to above.

  OTHER MATTERS.

     Section 203 of the Delaware Law. Section 203 of the Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder". On May 26, 1999, the Board of Directors approved the Offer, the Merger and the Tender and Option Agreement for purposes of Section 203, and, therefore, Section 203 is inapplicable to the Merger and the transactions contemplated by the Tender and Option Agreement.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the Delaware Law to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the Delaware Law, the shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3: The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Purchaser seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Purchaser has exercised its right to appoint directors to the Board of Directors following its purchase of Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by the directors of the Company in the manner set forth above.

     There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its best efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Purchaser or the Company. Since the Purchaser's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, the Purchaser would consider the acquisition, whether directly or through an affiliate of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with the Purchaser or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Except as described in the section captioned "The Merger Agreement," any of these possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, from and after the date of the Merger Agreement until the Effective Time, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit its subsidiaries to, (a) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of stock options or warrants outstanding on the date of the Merger Agreement or pursuant to the Employee Stock Purchase Plan to acquire Shares in accordance with its terms in effect on the date of the Merger Agreement) or its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing); (b) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (c) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the terms of such unexercisable options or the stock option plan);
(d) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by its subsidiaries to the Company); or (e) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its Subsidiaries.

14.  CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other term of the Offer, Offeror shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares to the extent permitted by the Merger Agreement, unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis and any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer shall have been expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer to the extent permitted by the Merger Agreement, if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist or occur and remain in effect:

          (a) there shall have been instituted, pending or threatened in writing any litigation by the Government of the United States of America or by any agency or instrumentality thereof that seeks to (i) challenge the acquisition by Purchaser or Offeror (or any of its affiliates) of Shares pursuant to the Offer or restrain or prohibit the making or consummation of the Offer or the Merger, or obtain damages in connection thereunder, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) in connection with the Offer or the Merger or the transactions contemplated to the Merger Agreement, impose limitations on the ability of Purchaser or Offeror (or any of their affiliates) effectively to acquire or hold, or to require Purchaser, Offeror or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or the business of any one of them, (iv) impose limitations on the ability of Purchaser, Offeror or their affiliates to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) in connection with the Offer or the Merger or the transactions contemplated by the Merger Agreement, affect Purchaser, Offeror, the Company or any of their respective affiliates which, in the sole judgment of Purchaser, may have or be likely to have a Material Adverse Effect or a material adverse effect on Purchaser, Offeror or any of their affiliates or otherwise make consummation of the Offer or the Merger or the consummation of the transactions contemplated hereunder unduly burdensome; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law that could directly or indirectly result in any of the consequences referred to in subsection (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) (i) any of the representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not have been true and correct in all respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), or the other representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date) or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement; or

          (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Offeror, shall have acquired beneficial ownership of a majority of the outstanding Shares; or

          (f) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Purchaser or Offeror or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing; or

          (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States, (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (iii) in the case of the foregoing clause existing at the time of the commencement of the Offer, in the reasonable judgment of Parent, a material acceleration or worsening thereof.

     Other than the Minimum Condition, the foregoing conditions are for the sole benefit of Purchaser and Offeror and may be asserted by Purchaser or Offeror regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Offeror, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares shall promptly be returned by the depositary to the tendering stockholders.

15.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent, Purchaser and Offeror in the Merger Agreement by the Company, neither Parent, Purchaser nor Offeror is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, Offeror, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, Offeror does not currently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below (or if any required governmental approval is not obtained), the Offeror could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     The Company is incorporated under the laws of Delaware. Section 203 of the Delaware Law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person becomes an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, or (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Tender and Option Agreement, for purposes of Section 203 of the Delaware Law, and the restrictions of such Section 203 are, accordingly, not applicable to Parent, Purchaser, Offeror or their affiliates or associates as a result of the consummation of the transactions contemplated by this Offer to Purchase.

     Neither Offeror, Purchaser nor Parent has currently complied with any state takeover statute or regulation. Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or is delayed in consummating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") is acting solely as Dealer Manager in connection with the Offer. Purchaser has agreed to pay Morgan Stanley customary fees for its services as Dealer Manager in connection with the Offer pursuant to customary dealer manager terms of engagement. Purchaser has also agreed to reimburse Morgan Stanley for certain reasonable expenses incurred in connection with the Offer and to indemnify Morgan Stanley against certain liabilities.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and Bankers Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, neither Offeror, Purchaser, nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Offeror, Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Offeror, Purchaser or Parent becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF OFFEROR, PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     Offeror, Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          M MERGER SUB, INC.

June 3, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF PARENT, PURCHASER AND OFFEROR

     The names and ages of the directors and executive officers of Parent, Purchaser and Offeror, and their present principal occupations, are set forth below. Unless otherwise indicated, each individual is a citizen of the United Kingdom and his business address is Carlisle Place, London SW1P 1BX England.

                                     PARENT

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                  PARENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                  ----------------------------------------------------------
Lord Marshall of Knightsbridge (65).......    Chairman since June 1998 and Deputy Chairman from January
                                              1998 until June 1998. Chairman of British Airways Plc
                                              since 1993. Chairman of Inchcape plc since 1996. Deputy
                                              Chairman of British Telecommunications plc since 1995.
                                              Non-Executive Director of HSBC Holdings plc. President of
                                              the Confederation of British Industry from May 1996 until
                                              July 1998.
Ian C. Strachan (56)(a)...................    Deputy Chairman since February 1999. Member of Board of
                                              Directors of BTR plc ("BTR") since April 1995 and Chief
                                              Executive Officer of BTR from January 1996 until February
                                              1999. Deputy Chief Executive of RTZ Corporation plc from
                                              1981 until 1991.
Allen M. Yurko (47)(b)....................    Member of Board of Directors since 1991, Chief Executive
                                              since February 1999, Managing Director and Chief Executive
                                              Officer from January 1994 until February 1999, and
                                              Managing Director and Chief Operating Officer from October
                                              1992 until January 1994. Member of the Board of Directors
                                              of Tate & Lyle plc since April 1996.
Kathleen A. O'Donovan (41)................    Member of Board of Directors and Chief Financial Officer
                                              since February 1999. Member of Board of Directors of BTR
                                              since July 1991 and Finance Director of BTR from July 1991 until February 1999. Partner at Ernst & Young from 1989
                                              until June 1991. Member of Board of Directors of EMI Group plc since November 1997.
Robert Bauman (68)(c).....................    Member of Board of Directors since February 1999. Member
                                              of Board of Directors of BTR since August 1997 and
                                              Chairman of BTR from May 1998 until February 1999. Chief
                                              Executive of SmithKline Beecham plc from July 1989 until
                                              April 1994. Chairman of British Aerospace plc from May
                                              1994 until April 1998. Member of Board of Directors of
                                              Reuters Holdings plc since 1993.
Sir Philip Beck (64)......................    Member of Board of Directors since 1991, Chairman from
                                              March 1998 until June 1998 and Deputy Chairman from June
                                              1998 until February 1999. Deputy Chairman of Railtrack plc since May 1999. Member of Board of Directors of Delta plc
                                              since August 1994. Member of Board of Directors of
                                              Kitagawa Europe Limited since June 1990.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                  PARENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                  ----------------------------------------------------------
Rolf Borjesson (56)(d)....................    Member of Board of Directors since July 1998. Chief
                                              Executive and Managing Director of Rexam PLC since July
                                              1996. Member of Board of Directors of Midway Holding AB
                                              since May 1995. Member of Board of Directors of Svenska
                                              Handelsbanken AB since August 1995. Chief Executive of PLM
                                              AB from March 1988 until June 1996.
Hugh Collum (58)..........................    Member of Board of Directors since October 1998. Executive
                                              Vice President and Chief Financial Officer of SmithKline
                                              Beecham plc from 1989 until 1998. Member of Board of
                                              Directors of Whitehead Mann Group plc since 1997, Safeway
                                              plc since 1997, and South African Breweries plc since
                                              1999. Non-Executive Chairman of Chiroscience Group plc
                                              since 1998.
Sir Graham Hearne (61)....................    Member of Board of Directors since February 1999. Member
                                              of Board of Directors of BTR since June 1998. Chairman of
                                              Enterprise Oil since 1991. Member of Board of Directors of
                                              N.M. Rothschild & Sons Limited since 1977, NRM
                                              Continuation Limited since 1997 and Gallagher Group plc
                                              since 1987.
Simon Robertson (58)......................    Member of Board of Directors since February 1999. Member
                                              of Board of Directors of BTR since March 1997. Managing
                                              Director of Goldman Sachs International since September
                                              1997. Chairman of Kleinwort Benson Group plc ("Kleinwort")
                                              from 1996 until 1997 and Deputy Chairman of Kleinwort from
                                              1992 until 1996. Member of Board of Directors of Inchcape
                                              plc since May 1996 and Berry Bros. & Rudd since June 1998.
James F. Mueller (52)(e)..................    Chief Operating Officer since February 1999 and member of
                                              Board of Directors from April 1996 until February 1999.
                                              President and Chief Operating Officer of Siebe Temperature
                                              and Compliance Control from 1993 until February 1999.
James C. Bays (49)(f).....................    Senior Vice President since February 1999, General Counsel and Chief Legal Officer since March 1996 and Vice
                                              President from March 1996 until February 1999. Vice
                                              President, Law and Assistant General Counsel of GenCorp.
                                              Inc. from April 1993 until March 1996.
R.P.A. Coles (56).........................    Director of Legal Affairs, Group Senior Counsel since
                                              February 1999 and Director of Legal Affairs and Company
                                              Secretary from 1988 until February 1999.
Philip G. Cox (47)........................    Vice President-Operational Planning since February 1999,
                                              Member of the Board of Directors from July 1998 until
                                              February 1999 and Group Financial Director from July 1998
                                              until February 1999. Has occupied various positions with
                                              Parent since 1989.
Barry C. Francis (54).....................    Senior Vice President and Director of Public Relations
                                              since February 1999. Group Public Relations Director from
                                              1993 until February 1999.
John B. Saunders (56).....................    Senior Vice President and Director of Corporate Strategy
                                              and Development since February 1999. Director, Corporate
                                              Strategy and Development from January 1996 until February
                                              1999. Senior Vice President and Director Corporate
                                              Strategy at SmithKline Beecham plc from 1988 until 1994.

FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF THE COMPANY OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:

                             BANKERS TRUST COMPANY

            BY MAIL                         BY HAND              BY OVERNIGHT MAIL OR COURIER
  BT Services Tennessee, Inc.        Bankers Trust Company        BT Services Tennessee, Inc.
      Reorganization Unit       Corporate Trust & Agency Group  Corporate Trust & Agency Group
       P. O. Box 292737           Receipt and Delivery Window         Reorganization Unit
   Nashville, TN 37229-2737      123 Washington St., 1st Floor      648 Grassmere Park Road
                                      New York, NY 10006              Nashville, TN 37211

                             FACSIMILE COPY NUMBER
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (615) 835-3701

                          FOR CONFIRMATION TELEPHONE:
                                 (615) 835-3572

                           FOR INFORMATION TELEPHONE:
                                 (800) 735-7777

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 848-3409

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7896